Exhibit 5.2

Dentons US LLP 4520 Main Street Suite 1100 Kansas City, Missouri 64111 United States dentons.com

September 26, 2025

National Health Investors, Inc.

222 Robert Rose Drive

Murfreesboro, TN 37129

Ladies and Gentlemen:

We have acted as special counsel to the guarantors listed on Schedule 1 attached hereto (each a “Guarantor” and collectively, the “Guarantors”), in connection with the registration by National Health Investors, Inc., a Maryland corporation (the “Company”) of $350,000,000 aggregate principal amount of its 5.350% Senior Notes due 2033 (the “Notes”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the registration statement on Form S-3 (File No. 333-270557) (the “Registration Statement”), which was filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) and the prospectus dated March 15, 2023 contained therein (the “Prospectus”), as supplemented by the supplement to the Prospectus dated September 22, 2025 (the “Prospectus Supplement”), which Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors pursuant to a Guarantee, dated September 26, 2025 (the “Guarantee”). The Notes will be issued pursuant to an indenture dated as of January 26, 2021 (the “Base Indenture”), between the Company and Regions Bank as trustee (the “Trustee”), as supplemented by a first supplemental indenture, dated as of January 26, 2021 (the “First Supplemental Indenture”), as supplemented by a second supplemental indenture, dated as of March 31, 2022 (the “Second Supplemental Indenture”), as supplemented by a third supplemental indenture, dated as of July 7, 2025 (the “Third Supplemental Indenture”), as supplemented by a fourth supplemental indenture, dated as of September 26, 2025 (the “Fourth Supplemental Indenture” and together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”) among the Company, the Guarantors and the Trustee.

In our capacity as special counsel in connection with such registration, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (a) the Notes; (b) the Guarantee; (c) the Indenture; (d) the Registration Statement; (e) the Prospectus, (f) the Prospectus Supplement; (g) copies of the certificate of formation, articles of organization or certificate of limited partnership, as the case may be, of each of the Guarantors; (h) copies of the limited liability company agreements and limited partnership agreements, as the case may be, of each of the Guarantors; (i) resolutions of the Company and each of the Guarantors; and (j) a certificate of good standing or other document of similar import of the Secretary of State in the state of formation or organization, as applicable, for each Guarantor listed on Schedule 1.

National Health Investors, Inc. Septembr 26, 2025 Page 2	dentons.com

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company and the Guarantors or the respective representatives or officers thereof, including the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that:

1. Each Guarantor is a limited liability company or limited partnership, as the case may be, validly existing and in good standing under the law of its jurisdiction of formation or organization.

2. Each Guarantor has the limited liability company or limited partnership power and authority, as the case may be, to perform on the date hereof its respective obligations under the Guarantee.

3. Each of the Guarantors has authorized the execution and delivery of the Guarantee and the performance by it of its respective obligations thereunder.

The opinions expressed herein are limited to the Alabama Uniform Limited Partnership Act, the Georgia Revised Uniform Limited Partnership Act, the Idaho Uniform Limited Partnership Act, the Missouri Revised Uniform Limited Partnership Act, the Oregon Limited Liability Company Act, the South Carolina Uniform Limited Partnership Act and the Tennessee Limited Liability Company Act. We express no opinion with respect to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K, filed with the Commission on or around September 26, 2025. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond those expressly stated. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Dentons US LLP

DENTONS US LLP

SCHEDULE 1

Guarantors

	Guarantor Name:	State of Formation:

1.	NHI REIT of Alabama, L.P.	Alabama

2.	NHI-REIT of Georgia, L.P.	Georgia

3.	NHI-REIT of Idaho, L.P.	Idaho

4.	NHI-REIT of Missouri, LP	Missouri

5.	NHI-REIT of South Carolina, L.P.	South Carolina

6.	NHI-REIT of Tennessee, LLC	Tennessee

7.	Myrtle Beach Retirement Residence LLC	Oregon

8.	Voorhees Retirement Residence LLC	Oregon